Exhibit 99.1

TONGXIN INTERNATIONAL, LTD.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(US$ amounts expressed in thousands, except for share data and par value)

	December 31
	2014	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$1,169	$1,264	$2,659
Restricted cash - security deposit	2,756	4,066	5,224
Notes receivable	4,229	970	4,330
Accounts receivable-trade, net of allowance for doubtful accounts	14,631	8,602	8,244
Other receivable, net of allowance for doubtful accounts	2,905	13,603	1,946
Due (to) from related parties	(1237)	(1261)	(1229)
Inventories	28,481	28,973	25,586
Prepaid expenses and other	(77)	104	(41)
Advance to suppliers	(5)	6	52
Deferred income tax assets	2,347	2,376	2,337
Total current assets	$55,199	$58,702	$49,109
Investments in non-consolidated subsidiaries and affiliates
Property, plant and equipment, net of accumulated depreciation	46,950	51,927	54,603
Land occupancy rights, net	13,916	14,199	13,990
Total assets	$116,065	$124,828	$117,702
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,007	$24,175	$22,935
Notes payable	5,428	6,442	8,828
Accrued expenses and other liabilities	11,777	20,303	1,010
Income taxes payable	20,115	19,787	18,638
Short-term loans payable	26,161	19,544	23,111
Total current liabilities	$89,489	$90,251	$74,521
Long-term liabilities:
Long-term loans payable	7	8	3,378
Deferred income tax liability	1,409	1,437	1,400
Total liabilities	$90,905	$91,696	$79,299

Shareholders’ equity:
Preferred stock - $0.001 par value, authorized 1,000,000 shares; none issued
Common stock - $0.001 par value, authorized 39,000,000 shares; 16,117,944, 16,035,006, and 15,937,361 shares issued and 14,528,522, 14,445,584, and 14,347,939 shares outstanding in 2014, 2013 and 2012, respectively.	$15	$15	$15
Additional paid-in-capital	99,093	99,093	99,093
Treasury stock, at cost - 1,589,422 common shares	(7,682)	(7,682)	(7,682)
Appropriation to reserve & Accumulated other comprehensive income	7,798	8,253	7,425
Retained earnings (deficit)	(74,072)	(66,566)	(60,473)
Minority Interests	7	19	24
Total shareholders’ equity	$25,160	$33,133	$38,402
Total liabilities and shareholders’ equity	$116,065	$124,828	$117,702

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TONGXIN INTERNATIONAL, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(US$ amounts expressed in thousands)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2014	2013	2012
Revenues	$61,076	$73,750	$78,162
Cost of goods sold	56,733	68,058	73,725
Gross profit	4,343	5,692	4,437
Selling, general and administrative expenses	9,126	10,223	11,638
Operating income	(4,783)	(4,531)	(7,201)
Other income (expenses):
Government subsidy income	395	769	152
Other	(297)	584	270
Interest expense	(3,048)	(2,906)	(2,737)
Total other income (expenses)	(2,950)	(1,553)	(2,315)
Income (loss) before income taxes	(7,732)	(6,084)	(9,516)
Income taxes expense	450	232	84
Net (loss) income	($8,183)	($6,316)	($9,601)

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